Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.,

XPDB MERGER SUB, LLC,

and

MONTANA TECHNOLOGIES, LLC

Dated as of June 5, 2023

i

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Amended and Restated Bylaws of Parent
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Amended and Restated Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2023 (this “Agreement”), by and among Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“Parent”), XPDB Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), and Montana Technologies, LLC, a Delaware limited liability company (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto or as otherwise defined elsewhere in this Agreement.

WHEREAS, Parent is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or Business Combination with one or more businesses;

WHEREAS, Merger Sub is a newly created, direct, wholly owned Subsidiary of Parent formed for the purpose of effecting the Merger;

WHEREAS, the Company Equityholders own all of the issued and outstanding Equity Interests of the Company;

WHEREAS, prior to the Effective Time, each Company Preferred Unit will be converted into one Company Class B Common Unit (the “Company Preferred Conversion”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and the Company Equityholders for the Company to enter into this Agreement and the Ancillary Agreements to which the Company is a party and consummate the Transactions, including the Merger, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, the Company’s performance of its obligations hereunder and thereunder and the Transactions, including the Merger, and (c) authorized and approved this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements and in accordance with the DLLCA and the Company’s Organizational Documents;

WHEREAS, the board of directors of Parent (“Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements to which Parent is a party, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party, Parent’s performance of its obligations hereunder and thereunder and the Transactions, including the issuance of the Aggregate Merger Consideration, (c) authorized and approved this Agreement, the Ancillary Agreements to which Parent is a party and the Transactions, including the issuance of the Aggregate Merger Consideration, upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and Parent’s Organizational Documents and (d) recommended adoption and approval of this Agreement and the Ancillary Agreements to which Parent is a party and the Transactions, including the Merger and the issuance of the Aggregate Merger Consideration, by the stockholders of Parent in accordance with the DGCL and Parent’s Organizational Documents;

WHEREAS, Parent, as the sole member of Merger Sub, has approved and adopted this Agreement and Merger Sub’s performance of its obligations hereunder and the Transactions, including the Merger, pursuant to action taken by unanimous written consent in accordance with the requirements of the DLLCA and the Organizational Documents of Merger Sub;

WHEREAS, in connection with the consummation of the Merger, Parent will change its name to “Montana Technologies Corporation” or such other name as agreed in writing by Parent and the Company (email being sufficient);

WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, Sponsor has entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company and Parent;

WHEREAS, following the date hereof and prior to Closing, the Company will use its commercially reasonable efforts to enter into subscription agreements or other similar agreements (as amended or modified from time to time in accordance with their terms, collectively, the “Subscription Agreements”) with certain investors (collectively, the “Subscribers”), pursuant to which, among other things, prior to the Closing Date, each Subscriber is expected to subscribe for and purchase, and the Company is expected to issue and sell to each such Subscriber, Equity Interests in exchange for the Purchase Price, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement, any other agreements governing the Equity Interests issued (the “Capital Raise Transaction Documents”) and this Agreement (the “Capital Raise”);

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Parent Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from such stockholders of the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, at the Effective Time, Parent shall adopt the amended and restated bylaws (the “A&R Bylaws”) in substantially the form set forth on Exhibit B hereto;

WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation (the “A&R Charter”) in substantially the form set forth on Exhibit C hereto;

WHEREAS, in connection with the consummation of the Merger, Parent, Sponsor, Parent’s independent directors and certain Company Equityholders who will receive New Parent Class A Common Stock pursuant to Article II will each enter into a lockup agreement (each, a “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, Parent, certain Company Equityholders, the Anchor Investors and Sponsor shall amend and restate that certain Registration and Stockholder Rights Agreement, dated as of December 9, 2021, by and among the Parent, Sponsor and the Anchor Investors, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the exchange of Company Units (including any Company Units issued in connection with the Capital Raise) for New Parent Common Stock in connection with the Merger to qualify as an exchange within the meaning of Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I
THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence under the DLLCA as the Surviving Company and as a wholly owned Subsidiary of Parent.

Section 1.2. Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3. Effect of the Merger. The Merger will have the effect set forth in this Agreement and the relevant provisions of the DLLCA. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Company.

Section 1.4. Governing Documents. At the Effective Time, the certificate of formation and limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time and, as so amended and restated, will become the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended or modified as provided therein and under the DLLCA.

Section 1.5. Officers. At the Effective Time, the officers of the Company will become the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1. Treatment of Equity Interests.

(a) Company Units. At the Effective Time (after giving effect to the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, the issued and outstanding Company Units held by each Company Unitholder immediately prior to the Effective Time (other than (i) any Company Units subject to or relating to Company Options (which shall be subject to Section 2.1(b)) and (ii) if applicable, any Company Units subject to or relating to Company Warrants (which shall be subject to Section 2.1(c))) shall be canceled and converted into the right to receive a portion of the Net Merger Consideration as follows:

(i) each Company Class A Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class B Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4;

(ii) each Company Class B Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class A Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4; and

(iii) each Company Class C Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class A Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4.

(b) Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, each Company Option that is then outstanding shall be converted into (i) an option to purchase shares of New Parent Class A Common Stock upon the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “New Parent Option”) except that (a) such New Parent Option shall relate to that whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to (x) the number of Company Common Units subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (b) the exercise price per share for each such New Parent Option shall be equal to the exercise price per Company Common Unit of such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent) and (ii) if applicable, the right to receive a number of shares of Earnout Stock, if any, determined in accordance with and subject to Section 2.4. Any such conversion of a Company Option into a New Parent Option will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, to the extent applicable, Section 424 of the Code.

(c) Company Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, each Company Warrant that is then outstanding shall be converted into a warrant to purchase shares of New Parent Class A Common Stock upon the same terms and conditions as are in effect with respect to the corresponding Company Warrant immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “New Parent Warrant”) except that (i) such New Parent Warrant shall relate to that whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to (x) the number of Company Common Units subject to such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (ii) the exercise price per share for each such New Parent Warrant shall be equal to (x) the exercise price per Company Common Unit of such Company Warrant in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). Parent will assume each New Parent Warrant by a written instrument substantially similar in form and substance to such corresponding Company Warrant.

(d) Merger Sub Equity Interest. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Equity Interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one common unit of the Surviving Company.

(e) Parent Class B Common Stock. At the Effective Time, in connection with the filing of the A&R Charter, each share of Parent Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the A&R Charter into one (1) share of New Parent Class A Common Stock.

Section 2.2. Payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Unitholders, evidence of book-entry shares representing a number of whole shares of New Parent Class A Common Stock and New Parent Class B Common Stock constituting the Net Merger Consideration deliverable to the Company Unitholders pursuant to this Article II. Any such shares of New Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Agent Fund.” The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.3, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Unitholder in accordance with this Article II immediately prior to the Effective Time, evidence of book-entry shares representing the number of shares of the applicable portion of the Net Merger Consideration. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to issue more than the Aggregate Merger Consideration as calculated in accordance with Section 2.1 and, if applicable, the Earnout Stock as calculated in accordance with Section 2.4. No interest shall be paid or accrued upon the transfer of any Equity Interests. Promptly following the date that is one hundred eighty (180) days after the Effective Time, Parent shall instruct the Exchange Agent to deliver to Parent all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Net Merger Consideration that remains unclaimed shall be returned to Parent, and any Person that was a holder of Company Common Units as of immediately prior to the Effective Time that has not exchanged such Company Common Units for an applicable portion of the Net Merger Consideration in accordance with this Section 2.2 prior to the date that is one hundred eighty (180) days after the Effective Time, may transfer such Company Common Units to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly deliver, such applicable portion of the Net Merger Consideration without any interest thereupon. No Parent Party, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Net Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Company Common Units shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.3. Exchange Procedures for Company Unitholders.

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each holder of Company Units evidenced by certificates entitled to receive a portion of the Net Merger Consideration pursuant to this Article II, a letter of transmittal reasonably acceptable to Parent and the Company or as may be reasonably required by the Exchange Agent (the “Letter of Transmittal”). Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, a holder of Company Equity Interests evidenced by certificates does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided that such holder of Company Equity Interests evidenced by certificates shall not be entitled to receive its respective portion of the Net Merger Consideration until such Person delivers a duly executed and completed Company Letter of Transmittal to the Exchange Agent (in the case of a Company Letter of Transmittal). Upon delivery of such duly executed Company Letter of Transmittal by such holder of Company Equity Interests evidenced by certificates to the Exchange Agent, such holder of Company Equity Interests evidenced by certificates shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Net Merger Consideration in respect of his, her or its Company Equity Interests referenced in such Company Letter of Transmittal and in accordance with this Article II. Until surrendered as contemplated by this Section 2.3, each share of Company Equity Interests shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the portion of the Net Merger Consideration to which such Company Equityholder is entitled pursuant to this Article II.

(b) No Further Rights. All Aggregate Merger Consideration issued in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such Company Equity Interests relating thereto and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Equity Interests that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Equity Interests shall cease to have any rights as Company Equityholders, except as provided in this Agreement or by applicable Law.

(c) Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the Exchange Ratio shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.3(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of New Parent Common Stock shall be issued in exchange for Company Equity Interests. Each Person who would otherwise be entitled to a fraction of a share of New Parent Class A Common Stock or New Parent Class B Common Stock (after aggregating all fractional shares of such New Parent Class A Common Stock or New Parent Class B Common Stock, as the case may be, that otherwise would be received by such Person in connection with the Closing) shall instead have the number of shares of New Parent Class A Common Stock or New Parent Class B Common Stock issued to such Person rounded up to the nearest whole share of New Parent Class A Common Stock or New Parent Class B Common Stock, as the case may be.

(e) Dividends. No dividends or other distributions declared with respect to New Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Equityholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Equityholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to New Parent Common Stock issuable to such Company Equityholder.

Section 2.4. Company Earnout.

(a) Subject to the terms and conditions of this Section 2.4, following the Closing, the Eligible Equityholders, (in each case, in accordance with their respective Pro Rata Shares), shall be eligible to receive distributions, in the aggregate, if applicable, of an additional number of shares of New Parent Class A Common Stock (“Earnout Stock”), in each case, equal to (i) an Earnout Milestone Amount divided by (ii) $10.00 (if applicable, an “Earnout Stock Payment”). Notwithstanding anything to the contrary contained in this Section 2.4, in no event shall the aggregate sum of all Earnout Milestone Amounts achieved exceed $200,000,000 (the “Maximum Earnout Milestone Amount”). Upon the achievement of an Earnout Milestone Amount, an Earnout Stock Payment will be made and Earnout Stock shall be distributed to the Eligible Equityholders in accordance with this Section 2.4 upon the relevant Commission Date (whether or not such Commission Date occurs after the Earnout Expiration Date).

(b) An Earnout Milestone Amount shall become due and payable to the Eligible Equityholders in the form of Earnout Stock only upon full completion of construction and operational viability (for the avoidance of doubt, including all permitting, regulatory approvals and necessary or useful inspections so that Parent or its Subsidiaries can start production of increased capacity of its key components and assemblies) (the date of such completion and viability, the “Commission Date”) of new production capacity (any such incremental new production capacity, the “New Company Production Capacity”) of Parent or its Subsidiaries key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding Contracts with a known price or pricing formula (i.e., “cost plus”) or, so long as the Parent Board believes a non-binding letter of intent or indication of interest or similar writing is substantially likely to become a binding Contract, in the Parent Board’s sole discretion, evidenced by such non-binding writing(s), that exceeds, in the Parent Board’s sole discretion, a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000 (the “Threshold Annualized EBITDA”) and each “Earnout Milestone Amount,” which shall be determined by the Parent Board in its sole discretion promptly after the relevant Commission Date shall equal (i) the ratio of (x) (1) the Annualized EBITDA that is expected from the New Company Production Capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous New Company Production Capacity for which previous Earnout Milestone Amounts were achieved divided by (y) $150,000,000 multiplied by (ii) the Maximum Earnout Milestone Amount; provided, however, that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

(c) In the event that any Earnout Milestone Amount is not achieved prior to the fifth anniversary of the Closing Date (the “Earnout Expiration Date”), then no Earnout Stock Payment shall be owed or due, and no Earnout Stock shall be distributed, with respect to such Earnout Milestone Amounts not yet achieved and all liabilities and obligations of this Section 2.4 shall immediately terminate with respect to such Earnout Milestone Amounts without any further action of the Parent Parties, the Company or the Eligible Equityholders.

(d) If applicable, the Earnout Stock issuable upon an Earnout Stock Payment shall be equitably adjusted for stock splits, stock dividends and stock combinations and recapitalizations affecting the New Parent Common Stock.

(e) Whenever any provision of this Section 2.4 provides that the Parent Board is permitted or required to make a decision in its “sole discretion” or “discretion”, any such decision shall be made by a majority of the “Independent Directors” (as determined under applicable stock exchange and SEC rules and regulations)  then serving on the Parent Board.  For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 2.4, the Parent Board will have sole discretion in determining whether an Earnout Milestone Amount has been achieved (including the forecasting of Annualized EBITDA related to any New Company Production Capacity), the calculation of the Earnout Milestone Amount in accordance with the terms of this Section 2.4, the determination of when a Commission Date has occurred and whether to consent to a Transfer. Parent acknowledges and agrees that the possibility of the Eligible Equityholders receiving the Earnout Stock comprises a material inducement for the Company to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, until the Earnout Expiration Date, (a) Parent shall use commercially reasonable efforts to cause the Parent, the Surviving Company and their Subsidiaries to operate in accordance with good industry practice, and (b) neither Parent nor the Parent Board will take any actions, or omit to take any actions, for the primary purpose of, or that would, without a good faith business reason unrelated to the results described in the following clauses, reasonably be expected to result in, (x) thwarting or inhibiting the achievement of achieving the Maximum Earnout Milestone Amount or the Earnout Stock Payment in any material respect or (y) otherwise frustrating or avoiding Parent’s obligations under this Agreement with respect to the Earnout Stock in any material respect.

(f) In the event that, prior to the Earnout Expiration Date, (i) Parent effects a sale (directly or indirectly) of all or substantially all of the assets of Parent to a third party, or (ii) Parent effects a merger or consolidation or other transaction involving Parent or the Surviving Company, in each case which results in Parent or the Surviving Company being controlled, directly or indirectly, by a third party following the Closing (a “Triggering Transaction”), then, in each such case, Parent shall cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Earnout Stock.

(g) Except as set forth in the previous paragraph, the Company, on behalf of the Eligible Equityholders, acknowledges and agrees that the neither Parent Parties have made, nor are making, any representations or warranties or other promises regarding the current or future operations of Parent or the Surviving Company and their respective businesses and assets and any such representations or warranties or other promises have been and are hereby expressly disclaimed, and the Company, on behalf of the Eligible Equityholders, acknowledges and agrees that in no case shall any Eligible Equityholder have or assert any claims, proceedings or actions against any Parent Party or the Surviving Company or any of their respective Affiliates or Representatives based on the failure to achieve any Earnout Milestone Amount or Commission Date or meet any other performance projections, forecasts or estimates.

(h) The right of an Eligible Equityholder to receive any portion of any Earnout Stock Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon each Eligible Equityholder only the rights of a general creditor under applicable state Law), (ii) does not give any Company Equityholder any dividend or distribution rights, voting rights, liquidation rights, preemptive rights or other rights common to Parent equityholders, (iii) is not redeemable and (iv) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed, directly or indirectly, of (a “Transfer”), except, (x) in the case of a non-individual Person, by operation of Law or, in the case of an individual, by will or the Laws of descent and distribution, in each case with reasonable notice thereof to (and any purported Transfer in violation of this Section 2.4(h) shall be null and void).

(i) Notwithstanding anything in this Agreement to the contrary, any Earnout Stock issuable under this Section 2.4 in respect of a Company Option that was outstanding as of immediately prior to the Effective Time shall be issued to the holder of such Company Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date on which such Earnout Stock is issued, as determined by the Parent Board, pursuant to this Section 2.4.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a share of Earnout Stock will be issued, and each Person who would otherwise be entitled to a fraction of a share of Earnout Stock (after aggregating all fractional shares of Earnout Stock that otherwise would be received by such Person in connection with any Earnout Milestone Amount) shall instead have the number of shares of Earnout Stock issued to such Person rounded up to the nearest whole share of Earnout Stock.

Section 2.5. Withholding Rights. Each of the Parties, the Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so deducted or withheld by the Parties, the Surviving Company or the Exchange Agent, as the case may be, and timely remitted to the applicable Governmental Entity, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person, in respect of which such deduction or withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1. Organization. The Company (a) is a limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. The Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of the jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2. Authorization, Organizational Documents. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the approval and adoption, if necessary, of the Company Preferred Conversion by each of the holders of the Company Preferred Units (the “Requisite Company Approval”). The Requisite Company Approval is the only vote or approval of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement and any Ancillary Agreement or to approve the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by the Company and the Company Board. Assuming the due authorization, execution and delivery by each other Party to this Agreement and the Ancillary Agreements to which the Company is a party, this Agreement and each Ancillary Agreement constitute, or will constitute, as applicable, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company has, prior to the date of this Agreement, made available a complete and correct copy of each of the Organizational Documents, each as amended or modified to date, including any written waivers thereunder, of the Company. Such Organizational Documents (including the Company Operating Agreement) are in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 3.3. Capitalization.

(a) The Equity Interests of the Company as of the date of this Agreement consist of: (i) 200,000 issued and outstanding Company Class A Common Units, (ii) 1,201,419 issued and outstanding Company Class B Common Units (iii) 19,300 Company Class B Common Units subject to Company Warrants, (iv) 146,100 Company Class C Common Units subject to Company Options with 83,900 Company Class C Common Units reserved for future grants of Company Options, (v) 84,092 issued and outstanding Company Series A Preferred Units and (vi) 86,568 issued and outstanding Company Series B Preferred Units. There are no additional Company Options or Company Warrants reserved for issuance as of the date of this Agreement. All of Company Units are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding Company Units were issued in violation of any preemptive rights, Laws or Orders, and, to the Knowledge of the Company, are owned, beneficially and of record, by the Company Unitholders free and clear of all Liens. Except as set forth on Section 3.3 of the Company Disclosure Schedules, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Units or obligating either the Company Equityholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Units, or any other interest in the Company, including any security convertible or exercisable into Company Units or any other Equity Interest of the Company. Section 3.3(b) of the Company Disclosure Schedules sets forth the name of each Company Equityholder, including, with respect to each Company Optionholder and Company Warrantholder, the maximum number of Company Units that may be issued upon exercise, exchange or conversion of any Company Option or Company Warrant held by the Company Optionholder or Company Warrantholder; and the grant or issuance date, expiration date and exercise price related to each such Company Option and Company Warrant, as applicable. Except as set forth on Section 3.3(b) of the Company Disclosure Schedules, there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Units or securities convertible into, exercisable for or exchangeable for Equity Interests or to make any investment in any other Person.

(b) Other than as set forth on Section 3.3(b) of the Company Disclosure Schedules, there are no voting trusts, unitholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Units or any other interests in the Company.

Section 3.4. No Subsidiaries. The Company has no Subsidiaries. The Company does not own and is not under any obligation by Contract or otherwise to acquire and own, directly or indirectly, any Equity Interests of any Person.

Section 3.5. Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Schedules, and subject to the receipt of the Requisite Company Approval, the filing of the Certificate of Merger, and compliance with the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in Section 4.4 and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens) or (e) violate in any material respect any Law, Order, or Lien applicable to the Company, except for violations or defaults which would not reasonably be expected to be material to the Company, taken as a whole.

Section 3.6. Financial Statements.

(a) The Company has made available to Parent (i) a copy of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and, in each case, the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2023 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations, unitholders’ deficit and cash flows of the Company for the three-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Section 3.6 of the Company Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

(c) The amount of Cash and Cash Equivalents and the Indebtedness of the Company as of the date hereof, and the reasonably estimated amount of Company Transaction Expenses the Company expects to incur as of Closing, are each reasonably and accurately set forth on Section 3.6(c) of the Company Disclosure Schedules, and since such date, the Company has not (i) declared, set aside or paid any dividend or made any other distribution or (ii) made any payment of the type that would be required to be disclosed on Section 3.21 of the Company Disclosure Schedules if it had been made on the Closing Date.

Section 3.7. No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Section 3.7 of the Company Disclosure Schedules, the Company does not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course (none of which relate to noncompliance with any applicable Law or License, breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action), (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the Transactions, (d) disclosed in this Agreement (or the Company Disclosure Schedules) or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8. Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules, since the Balance Sheet Date:

(a) the Company has conducted its business in the Ordinary Course;

(b) the Company has not licensed any of its Intellectual Property;

(c) the Company has not sold, assigned, transferred, leased, abandoned or otherwise disposed of any of its properties or assets that are material to the Company (including any material Intellectual Property but excluding non-exclusive licenses to Intellectual Property granted in the Ordinary Course);

(d) there has been no Material Adverse Effect;

(e) there has been no casualty, loss, damage or destruction of any property that is material to the Company, taken as a whole, and that is not covered by insurance;

(f) the Company has not established, adopted, amended, materially modified, or terminated any Company Benefit Plans except as required by applicable Law;

(g) there has been no change in the accounting methods or practices of the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company; and

(h) the Company has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1.

Section 3.9. Real Estate.

(a) The Company does not own any real property.

(b) Section 3.9(b) of the Company Disclosure Schedules lists each real property leased, subleased, licensed or otherwise used or occupied by the Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements related thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Section 3.9(b) of the Company Disclosure Schedules sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(d) The Leased Real Properties identified in Section 3.9 of the Company Disclosure Schedules constitute all of the real property owned, leased, occupied, or otherwise utilized or intended to be utilized in connection with the business of the Company.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedules, with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof); (vi) the Company has not collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein; and (vii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10. Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedules contains a complete and accurate list of all Company Registered Intellectual Property owned or purported to be owned by the Company. Except as set forth on Section 3.10(a) of the Company Disclosure Schedules, (i) the Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, and has sufficient rights pursuant to valid and enforceable written licenses to use, all other Intellectual Property used in the conduct of the business of the Company as it is currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company exclusively owns and possesses all right, title, and interest in and to the Company Product all Intellectual Property related thereto, except with respect to the patents and patent applications licensed to the Company pursuant to the Battelle License Agreement, (iii) the Company Registered Intellectual Property is valid, subsisting and enforceable (provided that the foregoing is made to the Knowledge of the Company with respect to any pending applications included in the Company Registered Intellectual Property) and there are no judgments finding any such Company Registered Intellectual Property to be invalid or unenforceable and (iv) currently and in the past six (6) years, there are no and have not been any proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Registered Intellectual Property. The Battelle License Agreement is valid, subsisting, and enforceable and the Company have complied with all of their obligations thereunder. Neither the Company nor, to the Knowledge of the Company, Battelle have breached the Battelle License Agreement, nor has the Company sent or received any written notices, threats or requests for breach or indemnification to or from Battelle with respect to the Battelle License Agreement.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, (i) neither the use of the Company Intellectual Property used by the Company in the conduct of its business, nor the conduct of its business of the Company infringes, misappropriates or otherwise violates, nor has in the last six (6) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party; and (ii) the Company has not received any written notices, threats or requests for indemnification, nor are there any claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened in writing alleging any of the same.

(c) There are no claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened in writing, or that have been brought within the last six (6) years, by the Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property; and to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated any of the Company Owned Intellectual Property.

(d) The Company has taken commercially reasonable measures to maintain and protect all Company Owned Intellectual Property, including its trade secrets and other confidential information included in the Company Owned Intellectual Property. Without limiting the generality of the foregoing, the Company has not disclosed any material confidential Company Owned Intellectual Property to any Person other than pursuant to a valid and enforceable written agreement pursuant to which such Person agrees to protect the confidentiality of such trade secrets and other confidential information, and to the Knowledge of the Company, no Person has breached any such agreement.

(e) All Persons that have been involved in the conception, development, reduction to practice or other creation of any Company Owned Intellectual Property have done so pursuant to a written agreement that protects the confidential information of the Company and, to the extent permitted by Law, assigns to the Company exclusive ownership of all such Intellectual Property and, to the Knowledge of the Company, no Person has breached any such agreement.

(f) The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user).

(g) There is no Malicious Code in any of the Company Systems owned or under the control of the Company or, to the Knowledge of the Company, any other Company Systems. The Company owns, leases, licenses, or otherwise has the valid and enforceable right to use its Company Systems, and such Company Systems are sufficient for the needs of the Company business as it is currently conducted (including with respect to the number of license seats, permissions or entitlements). The Company and, to the Knowledge of the Company, third party providers of any Company Systems have put commercially reasonable safeguards in place designed to protect the confidentiality, integrity, and security of the Company Systems and the data stored therein or transmitted thereby including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any Malicious Code into such Company Systems, and the taking and storing on-site and off-site of back-up copies of critical data. The Company and, to the Knowledge of the Company, third party providers of any Company Systems, have implemented and maintains commercially reasonable security, disaster avoidance and recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures that provide monitoring and alerting of any problems, issues or vulnerabilities in the Company Systems. In the last three (3) years, there have not been any material failures, breakdowns or continued substandard performance with respect to any of the Company Systems that have not been remedied or replaced in all material respects.

(h) The Company and the conduct of its business are and have in the last three (3) years been in compliance with all Data Security Requirements in all material respects, and there have not been any data security breaches, unauthorized use of or access to any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data or written notice received relating to a violation of any Data Security Requirement. The Transactions will not result in any liabilities to the Company in connection with any Data Security Requirements.

(i) The consummation of the Transactions will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which such Company Intellectual Property and Company Systems were owned, used, or held for use by the Company prior to the Closing Date.

Section 3.11. Litigation.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedules, in the last three (3) years, there have not been, and there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to the Company or any of its properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the Transactions.

(b) The Company has not filed in the last three (3) years, and does not, as of the date hereof, intend to file, any material Action against any other Person.

Section 3.12. Company Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the following Contracts to which the Company, as of the date of this Agreement, is a party, other than any Company Benefit Plan set forth on Section 3.16(a) of the Company Disclosure Schedules (“Company Material Contracts”):

(i) any unitholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of Equity Interests of the Company relating to its ownership of such equity securities;

(ii) any non-competition Contract or other Contract that purports to limit (A) the ability of the Company from operating or doing business in any location, market or line of business, (B) the Persons to whom the Company may sell products or deliver services or (C) the Persons that the Company may hire or solicit for hire;

(iii) any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of the Company that (A) provides annual base salary or annual fees in excess of $250,000 or (B) is not terminable at-will and without any liability to the Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv) change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of the Company;

(v) any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive end user licenses of commercially available Software or Software as a service with annual fees of less than $150,000, confidentiality or non-disclosure agreements and non-exclusive licenses to background Intellectual Property granted by consultants or contractors);

(vi) any Contract under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property, other than Intellectual Property licensed to customers on a non-exclusive basis;

(vii) any Contract for the development of Intellectual Property by a third party for the benefit of the Company (other than agreements entered into with employees, contractors or consultants on the Company’s forms) or otherwise restricting the Company’s use of any Company Owned Intellectual Property (including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements);

(viii) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization covering employees of the Company (each a “Labor Agreement”);

(ix) any material Contract providing for indemnification by the Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(x) any Contract evidencing Indebtedness of the Company in excess of $250,000;

(xi) any Contract under which the Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(xii) any Contract involving the formation of a (A) joint venture, (B) partnership or (C) limited liability company (excluding the Company);

(xiii) any Contracts listed on Section 3.21 of the Company Disclosure Schedules;

(xiv) any Contract with any Material Supplier;

(xv) any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by the Company in excess of $500,000 per annum, except for Contracts that are terminable on less than thirty (30) days’ notice without penalty;

(xvi) any Contract that grants to any Person, other than the Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xvii) any Contract entered into for the settlement or conciliation of any Action for which the Company has any material ongoing liability or obligation;

(xviii) any Contract requiring or providing for any capital expenditure by the Company after December 31, 2022 in excess of $500,000;

(xix) any material interest rate, currency or other hedging Contract;

(xx) any Contract for (A) the divestiture of any material business, properties or assets of the Company or (B) the acquisition by the Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to the Company;

(xxi) any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xxii) any Contract containing any provision pursuant to which the Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the Transactions;

(xxiii) any Related Party Contract; or

(xxiv) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration paid or received by the Company in excess of $500,000 in the current fiscal year of the Company.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Company, in each case, that is material to the Company. The Company has not given notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Company Material Contract and has not received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13. Tax Returns; Taxes. Except as otherwise disclosed on Section 3.13 of the Company Disclosure Schedules:

(a) all income and other material Tax Returns of the Company required to be filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are true, correct and complete in all material respects;

(b) all income and other material Taxes due and owing by any of the Company have been timely paid in full;

(c) there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed;

(d) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Company are currently being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened;

(e) the Company has withheld and paid over to the appropriate Governmental Entity, all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, unitholder or other third party;

(f) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or any deficiency thereof and the Company has waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of the Company (other than Permitted Liens);

(h) the Company is not a Party to any Tax allocation, indemnification or sharing agreement under which the Company will have any liability for Taxes after the Closing (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(i) the Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(j) the Company has not been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(k) no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by, or required to file a Tax Return in, that jurisdiction;

(l) the Company is, and has been at all times since its formation, treated as a partnership (and not as a publicly traded partnership) for U.S. federal (and applicable state and local) income Tax purposes;

(m) the Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than amounts reflected on the Financial Statements and amounts accrued in the Ordinary Course since then; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law);

(n) during the two (2)-year period ending on the date of this Agreement, the Company has not distributed the stock or membership interests of another Person, and has not had its stock or membership interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(o) the Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of the Company’s formation; and

(p) the Company has not and, to the Knowledge of the Company, the Company Unitholders have not, taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the exchanges pursuant to the Merger from qualifying for the Intended Tax Treatment.

Section 3.14. Environmental Matters.

(a) The Company is, and has for the past three (3) years been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all material Environmental Permits required for the occupation of its facilities and the operation of its business.

(b) The Company has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance or (ii) owned, leased or operated any facility or property that is or has been contaminated by any Hazardous Substance by the Company, in each case so as to give rise to material liability of the Company pursuant to any Environmental Laws.

(c) The Company has not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any material obligation or material liability of any other Person relating to any Hazardous Substance and/or arising under Environmental Laws.

(d) The Company has not received any notice from any Governmental Entity or any Person that the Company is subject to any pending Action, Order or actual or alleged liability, violation or noncompliance (i) based upon any Environmental Law, including arising out of any act or omission of the Company or any of its employees, agents or Representatives, or (ii) relating to any Release of Hazardous Substance, including claims arising out of the ownership, use, control or operation by the Company of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which could be material to the Company.

(e) The Company has made available to Parent all material, non-privileged environmental, health and safety reports, assessments, audits and inspections that are in the Company’s possession or reasonable control.

Section 3.15. Licenses and Permits. The Company owns or possesses all material Licenses that are necessary to enable it to carry on its operations as presently conducted.

Section 3.16. Company Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedules contains a true, correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided Parent with true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three (3) most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any material modifications thereto; (v) any related insurance Contracts; and (vi) all material non-routine correspondence with any Governmental Entity relating to a Company Benefit Plan dated within the past three (3) years.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedules:

(i) No Company Benefit Plan is, and no benefit plan the Company sponsors, maintains, contributes to, or is required to contribute to or has any liability or obligation with respect to (including on account of an ERISA Affiliate) is a: (A) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (B) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code;

(ii) No Company Benefit Plan is (A) a “multiple employer plan” described in Section 413(c) of the Code, or (B) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);

(iii) The Company does not have any current or contingent obligation or liability ERISA or the Code in relation to any employee benefit plan by reason of being considered a single employer under Section 414 of the Code with any other Person;

(iv) Each Company Benefit Plan (and related trust, insurance Contract or fund) has been established, funded, maintained, and operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the date hereof have been timely made, or, to the extent not yet due, have been made, paid, or properly accrued to the extent required under GAAP;

(v) No claim or Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course);

(vi) Each Company Benefit Plan that is or was intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is entitled to rely upon a favorable opinion letter from the IRS for a master or prototype plan, and, to the Knowledge of the Company, nothing has occurred which would reasonably be expected to adversely affect the qualification of such Company Benefit Plan;

(vii) No Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer, director or individual service provider of the Company, except as required by COBRA for which the covered individual pays the full cost of coverage; or

(viii) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plans and no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Benefit Plan.

(c) With respect to each Company Benefit Plan that is subject to the applicable Law of a jurisdiction outside of the United States (whether or not United States Law also applies) or that is primarily for the benefit of employees, directors, officers or individual service providers of the Company who reside or work primarily outside of the United States (each a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements in all material respects; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement; and (iii) all Non-U.S. Plans that are required by applicable Law or the terms of the applicable Non-U.S. Plans to be funded do not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable Laws and accounting standards.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event), other than pursuant to any arrangement or agreement entered into with Parent in connection with this Agreement, will, directly or indirectly, (i) result in any compensation or benefits becoming payable or due to any employee, officer, director or independent contractor (current or former) of the Company, (ii) increase any compensation or benefits otherwise payable or provided under any Company Benefit Plan to any employee, officer, director or independent contractor (current or former) of the Company, (iii) result in the acceleration of the time of payment or time of provision, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan to any employee, officer, director or independent contractor (current or former) of the Company or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(f) The Company does not have an obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.

Section 3.17. Labor Relationships.

(a) No employee of the Company is represented by a union, works council, or other labor organization or employee representative body with respect to such employee’s employment with the Company, nor is the Company a party to or bound by any Labor Agreement. To the Knowledge of the Company, there are no, and within the past three (3) years have been no, pending or threatened union organizing or decertification activities relating to employees of the Company.

(b) There are no, and for the past three (3) years there have not been any pending, or to the Knowledge of the Company, threatened, walk outs, strikes, handbilling, picketing, lockouts, work stoppages, unfair labor practice charges, material grievances, labor arbitrations, or other material labor disputes with respect to employees of the Company against or affecting the Company.

(c) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws related to labor, employment, and employment practices, including those related to terms and conditions of employment, wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Form I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, pay transparency, employee leave issues, affirmative action, unemployment insurance and collective bargaining.

(d) Except as would not result in material liability for the Company, within the past three (3) years (i) the Company has paid all wages, salaries, wage premiums, commissions, bonuses, fees or other compensation which has or have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or policy and (ii) each individual who has provided services to the Company within the past three (3) years and who is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes.

(e) To the Knowledge of the Company, no employee or independent contractor of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to any third party with respect to such employee’s or independent contractor’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(f) To the Knowledge of the Company, no executive or officer of the Company intends to terminate his or her employment or engagement prior to or within the twelve (12)-month period following the Closing.

(g) The Company has reasonably investigated all employment discrimination, sexual harassment, and retaliation allegations within the past three (3) years. The Company does not reasonably expect to incur any material losses, liabilities or obligations with respect to any such allegations. To the Knowledge of the Company, there are no such allegations relating to officers, directors, employees or contractors of the Company that, if known to the public, would bring the Company into material disrepute.

(h) The Company has not engaged in any “mass layoff” or “plant closing” (in each case, as defined in the WARN Act) in the past three (3) years. The Company is, and during the past three (3) years has been, in compliance in all material respects with the WARN Act.

Section 3.18. International Trade & Anti-Corruption Matters.

(a) Neither the Company, nor any of its respective officers, directors or employees, nor, to the Knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company: (x) are currently, or have been in the last five (5) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country or (iii) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”); or (y) have at any time (i) made or accepted any unlawful payment or gift or given, offered, promised, authorized, agreed to give, or received any money or thing of value, directly or indirectly, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, public international organization, or other Government Official or other Person in violation of Anti-Corruption Laws, or (ii) otherwise violated Anti-Corruption Laws. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b) During the five (5) years prior to the date hereof, the Company has not, in connection with or relating to the business of the Company, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to Anti-Corruption Laws or Trade Control Laws.

(c) The Company has not imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

(d) The Company has not engaged in any “covered transaction” as defined in 31 C.F.R. § 800.213 (or, prior to February 13, 2020, any “covered transaction” as defined in 31 C.F.R. § 800.207 or “pilot program covered transaction” as defined in 31 C.F.R. § 801.210).

(e) The Company does not produce, test, design, fabricate, manufacture, develop, or license any “critical technology,” as defined in 31 C.F.R. § 800.215, and the Company is a “TID U.S. Business” as defined in 31 C.F.R. § 800.248.

Section 3.19. Certain Fees. No Parent Party nor the Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.20. Insurance. The Company does not maintain any insurance policies.

Section 3.21. Investment Company Act. The Company is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 3.22. Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course as disclosed on Section 3.21 of the Company Disclosure Schedules, there are, and for the past three (3) years there have been, no transactions or Contracts between the Company, on the one hand, and any officer, manager, employee, Equity Interest holder or Affiliate of any of the foregoing Persons (or any family member of such foregoing Persons) on the other (each, a “Related Party Contract”). Section 3.21(i) of the Company Disclosure Schedules sets forth all Related Party Contracts. Except as set forth on Section 3.21(ii) of the Company Disclosure Schedules, none of the Company’s managers, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person (other than the Company) that is a Material Supplier or material competitor of the Company.

Section 3.23. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in the Registration Statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Registration Statement or any Parent Reports or (b) any projections or forecasts included in the Registration Statement.

Section 3.24. Customers, and Suppliers. The Company does not have any customers for the Company’s fiscal year ending December 31, 2022, and for the trailing three (3)-month period ending March 31, 2023, and there are no sales by the Company. Section 3.23 of the Company Disclosure Schedules sets forth (a) a list of the Company’s top five (5) suppliers and vendors of goods and services to the Company based on amounts paid for goods or services for the Company’s fiscal year ending December 31, 2022, and for the trailing three (3)-month period ending March 31, 2023, and the approximate total purchases by the Company from each such material supplier, during each such period, (b) any sole source supplier of any goods or services of the Company, other than any sole source supplier providing goods or services for which the Company can readily obtain a replacement supplier without a material increase in the cost of supply and (c) any manufacturer of any goods of the Company, other than any manufacturer manufacturing or producing goods for which the Company can readily obtain a replacement manufacturer without a material increase in the cost of supply (each such supplier listed in the foregoing (a)-(c), a “Material Supplier”). No such Material Supplier listed on Section 3.23 of the Company Disclosure Schedules, has (i) terminated its relationship with any of the Company, (ii) as of the date hereof, to the Knowledge of the Company, materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) as of the date hereof, to the Knowledge of the Company, notified the Company of its intention to take any such action and, to the Knowledge of the Company, no such Material Supplier is contemplating such action or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.25. Compliance with Laws. The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws and Orders that are applicable to its businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Company, taken as a whole. The Company has not received any notice of, or been charged with, any material violation of any such Laws or Orders.

Section 3.26. No Additional Representations or Warranties. Except in the case of Fraud or as provided in this Article III (as modified by the Company Disclosure Schedules) or the Ancillary Agreements to which it is a party, none of the Company’s directors, managers, officers, employees, Company Equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), or except as set forth in any Parent Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), and subject to the terms, conditions and limitations set forth in this Agreement, the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1. Organization. Each of the Parent Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions. Each of the Parent Parties is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, its activities, or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2. Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a Party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative vote of the holders of a majority of the shares of Parent Common Stock, voting together as a single class, that are voted at the Parent Common Stockholders Meeting, is the only vote of the holders of Parent’s capital stock required to approve the Transaction Proposals, assuming a quorum is present (the “Parent Stockholder Approval”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a Party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3. Capitalization.

(a) Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding Equity Interests of Merger Sub as of the date hereof. Parent is the sole record and beneficial owner of all of the issued and outstanding Equity Interests of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Parent, and no Person other than Parent has any rights with respect to such Equity Interests of Merger Sub, and no such rights arise by virtue of or in connection with the Transactions.

(b) The authorized capital stock of Parent consists only of 551,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Parent Class A Common Stock, (ii) 50,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 35,937,500 shares of capital stock, consisting of (A) 28,750,000 shares of Parent Class A Common Stock, (B) 7,187,500 shares of Parent Class B Common Stock and (C) no shares of preferred stock. All of the shares of New Parent Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock or Parent preferred stock, or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock, Parent preferred stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock or Parent preferred stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent preferred stock or any other interest in Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance therewith. All shares of Parent Class A Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c) Parent has issued 25,500,000 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d) Each holder of any of the shares of Parent Class B Common Stock initially issued to Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Common Stock in favor of approving the Transactions, and (ii) is not entitled to redeem any of such shares of Parent Class B Common Stock pursuant to the Organizational Documents of Parent.

Section 4.4. Consents and Approvals; No Violations. Subject to the receipt of the Parent Stockholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Parent Report, and filings required by NASDAQ, the filing of the Proxy Statement, the effectiveness of the Registration Statement and compliance with the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the representations and warranties of the Company contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other Contract or obligation to which any Parent Party is a party or by which any Parent Party or any of its respective assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of any Parent Party (other than Permitted Liens), or (e) violate in any material respect any Law or Order applicable to any Parent Party, except for violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5. Financial Statements.

(a) The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (i) the financial condition of Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (ii) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Parent has no material off-balance sheet arrangements that are not disclosed in the Parent Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and except as disclosed in the Parent Reports, since December 31, 2020, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient for a company of Parent’s current size and stage of development to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared

Section 4.6. Business Activities; No Undisclosed Liabilities.

(a) Since its respective date of incorporation or formation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under this Agreement or the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b) Except as set forth in the consolidated balance sheet of Parent as of March 31, 2023, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Parent Party in accordance with GAAP, except for liabilities and obligations (i) incurred since March 31, 2023 in the Ordinary Course, (ii) incurred pursuant to or in connection with this Agreement or the Transactions, (iii) disclosed in any Parent filings with the SEC or (iv) disclosed in this Agreement (or its schedules).

Section 4.7. Absence of Certain Changes. Except as set forth on Section 4.7 of the Parent Disclosure Schedule and as set forth in any Parent filings with the SEC, since Parent’s incorporation:

(a) Parent has conducted its business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect; and

(c) Parent has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Company in accordance with Section 5.2.

Section 4.8. Litigation.

(a) Except as set forth on Section 4.8 of the Parent Disclosure Schedule, there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the Transactions, but excluding, in each case, Actions or Orders.

(b) Parent has not filed any material suit, litigation, arbitration, claim or action against any other Person since its formation.

Section 4.9. Parent Material Contracts.

(a) Section 4.9(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of the Parent Material Contracts.

(b) The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the Knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the Knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.10. Tax Returns; Taxes. Except as otherwise disclosed on Section 4.10 of the Parent Disclosure Schedule:

(a) all income and other material Tax Returns of Parent required to be filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are true, correct and complete in all material respects;

(b) all income and other material Taxes due and owing by Parent have been timely paid in full;

(c) there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed;

(d) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of Parent are currently being asserted, proposed or, to the Knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the Knowledge of Parent, threatened;

(e) Parent has withheld, and paid over to the appropriate Governmental Entity, all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(f) there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of Parent (other than Permitted Liens);

(h) Parent is not a party to any Tax allocation, indemnification, or sharing agreement under which Parent will have any liability for Taxes after the Closing (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(i) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and does not have any material liability for the Taxes of any Person (other than any Subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(j) Parent is not and has not been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(k) no written claim has ever been made by any Governmental Entity in a jurisdiction where Parent does not file Tax Returns that Parent may be subject to taxation by, or required to file a Tax Return in, that jurisdiction;

(l) Parent is, and has been at all times since formation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes;

(m) Merger Sub is, and has been at all times since its formation, treated as an entity disregarded as separate from Parent for U.S. federal (and applicable state and local) income Tax purposes;

(n) Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than amounts reflected on the financial statements of Parent and amounts accrued in the Ordinary Course since then; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law);

(o) during the two (2)-year period ending on the date of this Agreement, Parent has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(p) Parent has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(q) Parent has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the exchanges pursuant to the Merger from qualifying for the Intended Tax Treatment.

Section 4.11. Compliance with Laws. Each Parent Party is, and has been since their respective date of incorporation, in compliance in all material respects with all Laws which are applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Parent Parties taken as a whole. No Parent Party has received any written notice of, or been charged with, the material violation of any such Laws.

Section 4.12. Certain Fees. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither the Company nor any Company Equityholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of any of the Parent Parties or any of their respective Affiliates.

Section 4.13. Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.14. SEC Filings; NASDAQ; Investment Company Act. Except as otherwise disclosed in the Parent Reports:

(a) Parent has filed with or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 9, 2021.

(b) As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDB.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDBW.” The Parent units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDBU.” Since December 9, 2021, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Class A Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Class A Common Stock from NASDAQ or the SEC.

(f) Parent maintains disclosure controls and procedures (as defined by Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports and documents that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(g) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to Parent.

(h) Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15. Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Registration Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Registration Statement). All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Registration Statement, or (b) any projections or forecasts included in the Registration Statement.

Section 4.16. Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (b) determined that the consummation of the Transactions is in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals by the Parent Stockholders, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the Transactions.

Section 4.17. Trust Account.

(a) As of the date hereof, Parent has approximately $298,863,654.83 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 9, 2021, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay tax obligations, (B) to pay dissolution expenses and (C) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s Knowledge, threatened with respect to the Trust Account.

(c) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 4.18. Affiliate Transactions. Except as set forth on Section 4.18 of the Parent Disclosure Schedules and the Parent Reports, there are no material transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, manager, employee, Equity Interest holder or Affiliate of such Parent Party, on the other.

Section 4.19. Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s Representatives (except the specific representations and warranties of the Company expressly set forth in Article III of this Agreement and in the case of Fraud), and each Parent Party acknowledges and agrees, except in the case of Fraud, to the fullest extent permitted by Law, that: (a) neither the Company nor any of its managers, officers, Company Equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in the due diligence materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company, in each case in expectation or furtherance of the Transactions; and (b) neither the Company nor any of its managers, officers, employees, Company Equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, managers, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, managers, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Section 4.20. Employees and Employee Benefits.

(a) No Parent Party has ever employed any employees and no individuals provide, nor have any individuals ever provided, services to any Parent Party as an employee, consultant or independent contractor.

(b) No Parent Party has or could reasonably be expected to have any liability or obligation of any kind under ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of at any time being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.

Section 4.21. Valid Issuance. The shares of New Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.

Section 4.22. Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, Party or otherwise bound.

Section 4.23. No Additional Representations or Warranties. Except in the case of Fraud or as provided in and this Article IV (as modified by the Parent Disclosure Schedules), none of the Parent Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

Article V
COVENANTS

Section 5.1. Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise expressly contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law, (iii) described in Section 5.1 of the Company Disclosure Schedules or (iv) consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and goodwill, (ii) keep available the services of its managers, officers and key employees and (iii) maintain existing relationships with its Material Suppliers and other material business relationships; and

(b) the Company shall not effect any of the following:

(i) make any change in or amendment to its Organizational Documents;

(ii) issue or sell, or authorize to issue or sell, any Equity Interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests, or grant or issue any Company Options, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prevent (a) a Company Optionholder from otherwise exercising any or all vested Company Options held by such Company Optionholder in accordance with the applicable award agreement (or the Company from issuing Company Units upon any such exercise), (B) a Company Warrantholder from exercising any or all Company Warrants held by such Company Warrantholder in accordance with the applicable warrant agreement (or the Company from issuing Company Units upon any such exercise) or (C) the Company from entering into the Subscription Agreements in connection with the Capital Raise or from issuing and selling Equity Interests in accordance with the terms thereof);

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of the Company;

(iv) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets (excluding any Company Owned Intellectual Property) that are material to its business, other than (A) pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, (B) sales or other dispositions in the Ordinary Course and (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate;

(v) (A) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any Company Owned Intellectual Property that is material to its business other than non-exclusive licenses granted in the Ordinary Course and the expiration of any Company Registered Intellectual Property at the end of its maximum statutory term or (B) disclose any trade secrets, know how, or other confidential or proprietary information material to the business of the Company, or other material confidential information, other than pursuant to a written non-disclosure agreement or other binding confidentiality obligation;

(vi) amend in any adverse respect, waive in writing any right under or terminate any Company Material Contract, Lease, Subscription Agreement or Capital Raise Transaction Document;

(vii) (A) incur any Indebtedness in excess of $250,000, other than (x) short-term Indebtedness or letters of credit incurred in the Ordinary Course, (y) borrowings under existing credit facilities in the Ordinary Course or (z) in connection with the Capital Raise or (B) make any loans or advances to any other Person;

(viii) except as required under the terms of any Company Benefit Plan set forth on Section 3.16(a) of the Company Disclosure Schedules or any Company Material Contract set forth on Section 3.12(a)(iii) or (iv) of the Company Disclosure Schedules; (A) grant to any employee, officer, director or independent contractor of the Company any increase in compensation or benefits, except Ordinary Course annual or merit-based increases in base salary consistent with past practice for employees whose total annual base compensation following such increase is less than $150,000, (B) adopt or establish any new compensation or benefit plans or arrangements, or amend or terminate, or agree to amend or terminate, any existing Company Benefit Plans (or any other plan, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof), other than amendments to group welfare plans made in the Ordinary Course in conjunction with annual renewals for group welfare benefits, (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (D) terminate (other than for cause or due to death), furlough or temporarily lay off the employment or service of any employee or independent contractor whose total annual base compensation exceeds $150,000, (E) hire or engage any employee or independent contractor whose total annual base compensation exceeds $150,000 or (F) enter into any new employment agreement with any employee having an annual base salary in excess of $150,000 (other than (x) pursuant to Section 5.19 of this Agreement and (y) agreements that can be terminated upon notice without cost, penalty or severance payment);

(ix) (a) make, change or rescind any material Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (c) file any amended material Tax Return or claim for a material Tax refund, (d) surrender any right to claim a refund of material Taxes, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes), (f) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (g) request any Tax ruling from a taxing authority or (h) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company;

(xi) except as may be required by GAAP, make any material change in the financial or Tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xii) (A) modify, extend terminate, negotiate, or enter into any Labor Agreement, or (B) recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Company;

(xiii) implement or announce any “mass layoffs,” “plant closings,” reductions in force, furloughs, salary or wage reductions, or other actions that would reasonably be expected to trigger the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”);

(xiv) take affirmative steps to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties;

(xvi) declare, set aside or pay any dividend or make any other distribution;

(xvii) make any material change to any of the cash management practices of the Company, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xviii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company other than waivers, releases, assignments, settlements or compromises that do not exceed $100,000 individually or $250,000 in the aggregate;

(xix) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(xx) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, or make any loans, advances or capital contributions to, or any investments in any Person, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(xxi) enter into any new line of business;

(xxii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the other Transactions;

(xxiii) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company on the date of this Agreement;

(xxiv) take any action that is reasonably likely to prevent, materially delay or impede the consummation of the Transactions; or

(xxv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2. Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise expressly contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law, (iii) described in Section 5.2 of the Parent Disclosure Schedules or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents (other than to effectuate the A&R Charter and the A&R Bylaws);

(b) issue or sell, or authorize to issue or sell, any Equity Interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its Equity Interests;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests (other than in accordance with the Offer or the Merger at the Closing);

(d) authorize or pay any dividends or make any distribution with respect to its outstanding Equity Interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Offer at the Closing);

(e) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person;

(g) (i) make, change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (iii) file any material amended Tax Return or claim for a material Tax refund, (iv) surrender any right to claim a refund of material Taxes, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes), (vi) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (vii) request any Tax ruling from a taxing authority or (viii) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(h) except as may be required by GAAP, make any material change in the financial or Tax accounting methods, principles or practices of such Parent Party (or change an annual accounting period);

(i) take any action likely to prevent, materially delay or impede the consummation of the Transactions;

(j) make any amendment or modification to the Trust Agreement;

(k) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents and the Trust Agreement;

(l) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(m) make any capital expenditures;

(n) enter into any new line of business;

(o) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Transactions; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of Parent Class A Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.4. Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall, and shall cause their Affiliates to, cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable after the date hereof, including (i) obtaining all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the Transactions and (ii) seeking, negotiating and entering into Subscription Agreements and/or any Capital Raise Transaction Document. Each of Parent and the Company shall pay fifty percent (50%) of the applicable filing fees due under the HSR Act in connection with the Merger. In addition to the foregoing, each of Parent and the Company agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Transactions.

(b) Without limiting the generality of the foregoing, each Party will, and will cause its Affiliates to, promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings as are required under the HSR Act for the Transactions and such filings shall request early termination of any applicable waiting period under the HSR Act; provided, that in the event the U.S. Federal Trade Commission or Antitrust Division of the U.S. Department of Justice is not accepting such filings under the HSR Act because of a government shutdown, such deadline shall be extended, if applicable, to the next Business Day following the date on which filings under the HSR Act are again accepted. Each Party will promptly furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing under the HSR Act for the Transactions and will take (and will cause its Affiliates to take) all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act for the Transactions as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and summaries of the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Company and Parent Parties will, and will cause their Affiliates to: (i) promptly notify the other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity regarding the Transactions and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (iv) not agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); and (v) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) No Party shall take any action that would reasonably be expected to adversely affect or delay the clearance, consent, approval or authorization of any Governmental Entity of the Transactions. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent Order or Law that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.5. Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.5. Nothing in this Section 5.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing herein shall prevent any of the Parties or their Affiliates from disclosing any such information to potential bona fide participants in the Capital Raise if such participants are under a written obligation of confidentiality with respect to such information.

Section 5.6. Notification of Certain Matters. During the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging: (i) that the consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Entity in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or of its Affiliates, in each case, in such Person’s capacity as such, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s Knowledge, threatens any litigation related to this Agreement, any Ancillary Agreements or the Transactions, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall in good faith give due consideration to the other Party’s advice with respect to such litigation. No Party shall settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.7. Access to Information, Confidentiality. From the date hereof until the earlier of the termination of this Agreement in accordance with Section 8.1 and Closing, upon reasonable advance notice, the Company shall provide to Parent Parties and their Representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company reasonably requested; provided that (a) such access shall be at the risk of Parent Parties and their Representatives, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company if the Transactions are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). For the avoidance of doubt, the Company shall not be obligated under this Section 5.7 to permit the Parent Parties or any of their Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s properties or facilities. All information obtained by or provided to the Parent Parties pursuant to this Section 5.7 shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided, further, that nothing herein shall prevent any of the Parties or their Affiliates from disclosing any such information to potential bona fide participants in the Capital Raise if such participants are under a written obligation of confidentiality with respect to such information.

Section 5.8. Tax Matters.

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne by the Surviving Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b) Cooperation. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Treatment. Each of the Parties intends for the exchange of Company Units (including any Company Units issued in connection with the Capital Raise) for New Parent Common Stock in connection with the Merger to qualify for the Intended Tax Treatment. The Parties agree to report for all Tax purposes in a manner consistent with, and otherwise not take any U.S. federal income tax position inconsistent with, this Section 5.8(c) unless otherwise required to do so as a result of a “determination” as defined in Section 1313(a) of the Code. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Section 5.8(c) of the Company Disclosure Schedules.

Section 5.9. Directors’ and Officers’ Indemnification.

(a) Each of Parent and the Surviving Company agrees to ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, manager or officer of the Company or Parent (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”), solely to the extent as provided in the respective Organizational Documents of the Company and Parent and indemnification agreements with the directors, managers and officers of the Company and Parent to which such Party is a party and bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and such indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b) From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless, as set forth as of the date hereof in the respective Organizational Documents of the Company and Parent and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of the Company or Parent, as applicable, occurring prior to the Effective Time, including the execution of this Agreement and performance of the Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to the Effective Time, Parent, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 5.9 shall be binding upon the successors and assigns of Parent and the Surviving Company. In the event any of Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made, as a condition to entering into any such transaction, so that the successors and assigns of Parent or the Surviving Company, as the case may be, are required to honor the indemnification and other obligations set forth in this Section 5.9.

(d) The obligations of Parent and the Surviving Company under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

Section 5.10. Registration Statement; Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the PCAOB Financial Statements, Parent and the Company shall, in accordance with this Section 5.10, jointly prepare, and Parent shall file with the SEC, a mutually acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement/prospectus (the “Proxy Statement”) contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the New Parent Common Stock to be issued under this Agreement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company and Parent shall each pay fifty (50%) percent of the Registration Statement filing fees. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to the Parent Stockholders.

(b) Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions in accordance with Parent’s Certificate of Incorporation and the DGCL, (B) the issuance of New Parent Common Stock issuable pursuant to this Agreement at the Effective Time, (C) the adoption of the Omnibus Incentive Plan, (D) the adoption of the ESPP, (E) approval of the A&R Charter and each change to the A&R Charter that is required to be separately approved, (F) approval of the change of Parent’s name to “Montana Technologies Corporation.” or such other name as agreed in writing by Parent and the Company (email being sufficient), (G) adjournment of the Parent Common Stockholders Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing, (H) the election of certain persons (determined in accordance with Section 5.17) to become directors of Parent effective as of the Effective Time and (I) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the Transactions in accordance with the Exchange Act. The Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement and the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and the Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

(c) Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement, and any material amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall provide written notice (email permitted) to the Company upon filing any such documents with the SEC (including response to any comments from the SEC with respect thereto). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) receipt of oral or written notification of the completion of the review of the Registration Statement by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments from the SEC relating to the Registration Statement and responses thereto or (vi) requests by the SEC for additional information. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any SEC comments on the Registration Statement and to have the Registration Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any material requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(d) If at any time prior to the Parent Common Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company or any of its Affiliates, officers, managers or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

(e) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.

(f) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(f) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(g) Parent shall use its reasonable best efforts to (i) cause the shares of New Parent Common Stock to be issued to the Company Equityholders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.11. Parent Common Stockholder Meeting.

(a) Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company), and, as soon as practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Parent Stockholders (the “Parent Common Stockholders Meeting”); provided that Parent may postpone or adjourn the Parent Common Stockholders Meeting on one or more occasions (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Common Stockholders Meeting; provided, that, without the consent of the Company, the Parent Common Stockholders Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Parent Common Stockholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date. By written notice, the Company may request that Parent adjourn the Parent Common Stockholders Meeting (“Company Adjournment Request”) until the earlier of (x) fifteen (15) days after the date for which the Parent Common Stockholders Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or for the absence of a quorum of Parent Stockholders. Upon receipt of the Company Adjournment Request, Parent shall adjourn the Parent Common Stockholders Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one (1) Company Adjournment Request.

(b) Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. Except as required by applicable Law (including Delaware Law relating to fiduciary duties), the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent shall promptly, but in any event no later than within one (1) Business Day, notify the Company in writing of any final determination to make a Change in Recommendation. To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting shall not be affected by any Change in Recommendation, and (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for approval the Transaction Proposals.

Section 5.12. Section 16 of the Exchange Act. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of New Parent Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.13. Nonsolicitation.

(a) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated in accordance with Section 8.1, other than in connection with the Transactions, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, managers’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (A) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (B) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination or (C) enter into any agreement (whether or not binding) relating to a Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated in accordance with Section 8.1, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (A) knowingly encourage, initiate, solicit, or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal, (B) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal or (C) enter into any agreement (whether or not binding) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s Equity Interests.

Section 5.14. Termination of Agreements. The Company shall take all actions necessary to terminate each agreement between the Company, on the one hand, and any officer or director of the Company or any entity controlled by any such officer or director, on the other hand, at or prior to the Effective Time, in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 5.15. PCAOB Financial Statements. The Company agrees to use its reasonable best efforts to provide Parent, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of unitholders equity of the Company as of and for the years ended December 31, 2021 and 2022, in each case, prepared in accordance with GAAP (the “PCAOB Financial Statements”).

Section 5.16. Omnibus Incentive Plan; ESPP. The Parent Board shall, in consultation with the Company and subject to the requisite Parent Stockholder Approval, approve and adopt an omnibus incentive plan, in a form to be mutually agreed upon between Parent and the Company, that provides for grants of awards to eligible service providers (the “Omnibus Incentive Plan”) and an employee stock purchase plan, in a form to be mutually agreed upon between Parent and the Company (the “ESPP”), in each case, in the manner prescribed under the Code and other applicable Laws, effective as of no later than the day before the Closing Date.

Section 5.17. Registration Rights Agreement; Organizational Documents; Directors and Officers. At the Closing, Parent, Sponsor, the Anchor Investors and certain Company Equityholders shall enter into the Registration Rights Agreement. In connection with the consummation of the Transactions, Parent shall adopt the A&R Bylaws and the A&R Charter. Subject to receipt of the Parent Stockholder Approval, Parent shall cause the persons mutually agreed between the parties (such agreement not to be unreasonably withheld, conditioned or delayed) to become the directors and officers of Parent at the Effective Time.

Section 5.18. Capital Raise

(a) The Company shall use commercially reasonable efforts to consummate the Capital Raise and in connection therewith (i) obtain an amount in cash (the “Capital Raise Cash”), such that the Capital Raise Cash is an aggregate amount of at least $85,000,000, in exchange for Equity Interests of the Company at a Purchase Price per Equity Interest as mutually agreed in writing (email being sufficient) between Parent and the Company (provided, for the avoidance of doubt, that the Company shall provide Parent with a reasonable opportunity to review any Subscription Agreement or Capital Raise Transaction Document prior to the Company’s entry into such Subscription Agreement or Capital Raise Transaction Document and will consider in good faith any comments from Parent and its counsel with respect thereto), (ii) enforce the obligations of Subscribers under the Subscription Agreements and any Capital Raise Transaction Document and consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) satisfy all conditions set forth in the Subscription Agreements or any Capital Raise Transaction Document that are within its control and (iv) satisfy and comply with its obligations under the Subscription Agreements and any Capital Raise Transaction Document. The Company shall (x) promptly notify Parent upon having Knowledge of any material breach or default under, or termination of, any Subscription Agreement or any Capital Raise Transaction Document by any Subscriber or the Company and (y) prior to delivering any material written notice to any Subscriber with respect to any Subscription Agreement or any Capital Raise Transaction Document, deliver such notice to Parent for its prior review and written consent (which consent shall not be unreasonably withheld, conditioned or delayed and email being sufficient). For the avoidance of doubt, the Company shall comply with all applicable securities Laws in connection with the Capital Raise.

(b) Prior to Closing, each of the Company and Parent shall, and each of them shall cause its respective Subsidiaries (as applicable) and use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to reasonably cooperate in a timely manner in connection with the Capital Raise (it being understood and agreed that the consummation of any such financing, including the Capital Raise, the entry into any Subscription Agreement or any Capital Raise Transaction Document by the Company shall be subject to the Parties’ mutual written agreement), including (i) by providing such information and assistance to any bona fide investor that such investor may reasonably request; (ii) granting such access to any bona fide investor and its representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company.

Section 5.19. Employment Agreements. Parent and the Company shall use commercially reasonable efforts to cause the individuals set forth on Section 5.19 of the Company Disclosure Schedules to enter into employment agreements with Parent or the Company on or prior to the Closing Date in a form to be mutually agreed upon between Parent and the Company such agreements to be effective as of, and subject to the occurrence of, the Closing Date.

Section 5.20. Anchor Investors. Prior to the Closing, Parent shall amend (a) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and HC NCBR Fund, (b) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and Obsidian Master Fund and (c) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and BlackRock Credit Alpha Master Fund L.P., each in a form reasonably satisfactory to the Company, such that the shares of Parent Class B Common Stock beneficially owned by the applicable funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investors”) in connection therewith become subject to the same lockup period that is contained in the Lock-Up Agreement.

Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1. Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting or preventing the consummation of the Transactions and no Law shall have been adopted, enacted or promulgated that makes consummation of the Transactions illegal or otherwise prohibited;

(b) HSR Act. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitments or agreements (including timing agreements) with any Governmental Entity not to consummate the Transactions before a certain date, shall have expired or been terminated;

(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained;

(d) Company Preferred Unitholder Approval. To the extent necessary to complete the Company Preferred Conversion, the Requisite Company Approval shall have been obtained;

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and

(f) NASDAQ. The New Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a) any qualifications by “materiality” contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct other than de minimis inaccuracies as of such earlier date);

(b) Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(d) Transaction Proceeds. The Aggregate Transaction Proceeds shall be equal to or greater than $85,000,000; provided that, upon receiving proceeds from in the Capital Raise equal to or in excess of such amount, this condition shall no longer apply.

Section 6.3. Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct other than de minimis inaccuracies as of such earlier date);

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4. Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII
CLOSING

Section 7.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place electronically by the mutual exchange and release of electronic signatures (including portable document format (.PDF)) at 8:00 a.m. (Central Time) or at such other place or at such other time as the Parties may agree in writing (email being sufficient).

Section 7.2. Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the Registration Rights Agreement executed by each of the Company Equityholders party thereto;

(d) a copy of each Lock-Up Agreement, duly executed by the Company Equityholders set forth on Section 7.2(d) of the Company Disclosure Schedules; and

(e) a properly completed and duly executed IRS Form W-9 with respect to each Company Equityholder; and

(f) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3. Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered the following:

(a) to the Exchange Agent, the Net Merger Consideration for further distribution to the Company Unitholders pursuant to Section 2.3;

(b) to the Company, the Certificate of Merger, executed by Merger Sub;

(c) to the Company, the Parent Closing Certificate;

(d) to the Company, the Registration Rights Agreement executed by Parent and Sponsor;

(e) to the Company, a copy of each Lock-Up Agreement, duly executed by Parent, Sponsor and Parent’s independent directors;

(f)   to the Company, the written resignations of all of the directors and officers of the Parent Parties (other than those Persons identified as the initial directors and officers, respectively, of Parent after the Effective Time, in accordance with the provisions of Section 5.17), effective as of the Effective Time; and

(g) to the Company and any other applicable Person, any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Section 7.4. Closing. On the Closing Date, concurrently with the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, the Parent Transaction Expenses and the Company Transaction Expenses.

Article VIII
TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of Parent and the Company;

(b) by Parent or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Order; provided, further, that the Governmental Entity issuing such Order has jurisdiction over the Parties with respect to the Transactions;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.3(a) or Section 6.3(b) from being satisfied;

(d) by Parent, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Parent, and (ii) the Outside Date; provided, however, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(e) by written notice by any Party if the Closing has not occurred on or prior to June 14, 2023 (the “Outside Date”); provided, that if the Parent Stockholders approve any extension of the Business Combination Deadline or the Business Combination Deadline is extended pursuant to the procedures set forth in the Prospectus, the “Outside Date” shall mean the Business Combination Deadline after giving effect to such approval; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(f) by the Company at any time within three (3) Business Days following a Change in Recommendation; and

(g) by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 8.2. Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.5 (Public Announcements), Section 9.2 (Fees and Expenses), Section 9.3 (Notices), Section 9.4 (Severability), Section 9.8 (Consent to Jurisdiction, Etc.), Section 9.10 (Governing Law), Section 9.16 (No Recourse) and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any Party of any liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket cost) arising out of such Party’s willful or intentional breach of any provision of this Agreement or Fraud, or (b) impair the right of any Party hereto to compel specific performance by the other Party or Parties, as the case may be, of such Party’s obligations under this Agreement.

Article IX
MISCELLANEOUS

Section 9.1. Release. Effective as of the Effective Time, each Parent Party and the Surviving Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) the Company Equityholders, Sponsor, the Parent Stockholders, their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives (the “Released Parties”) of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Released Party’s ownership of securities of the Company or the Parent Parties, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement, any Ancillary Agreement or the Transactions or (ii) in the case of Fraud. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any Released Party, based upon any matter released hereby.

Section 9.2. Fees and Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Parent shall pay or cause to be paid the Company Transaction Expenses and Parent Transaction Expenses.

Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

Power & Digital Infrastructure Acquisition II Corp.
321 North Clark Street, Suite 2440
Chicago, IL 60654
Attn: John P. McGarrity
E-mail: jmcgarrity@xmscapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: Debbie Yee, P.C. and Adam Garmezy
E-mail: debbie.yee@kirkland.com and adam.garmezy@kirkland.com

If to the Company (prior to the Closing) to:

Montana Technologies
34361 Innovation Drive

Ronan, MT 59864
Attention: Matt Jore
E-mail: matt.jore@mt.energy

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson; John Greer

Email: Ryan.Maierson@lw.com

    John.Greer@lw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned in whole or in part, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.5 shall be null and void.

Section 9.6. No Third Party Beneficiaries. Except as otherwise provided in Section 5.9, Section 9.1 and Section 9.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.13. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7. Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.8. Consent to Jurisdiction, Etc. Each Party, and any Person asserting rights as a third-party beneficiary hereunder, irrevocably agrees that any Legal Dispute shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third-party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.8 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third-party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.9. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any representations, warranties, promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.11. Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.13. Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties provided, that notwithstanding anything to the contrary set forth herein, the provisions included in this Agreement (including the Schedules and Exhibits hereto) that (a) relate to the matters referenced in Section 2.4(e) or (b) are subject to the approval of a majority of the Independent Directors then serving on the Parent Board (including, in each case, the definitions of those terms included therein) shall not be amended, supplemented, waived or modified, without the approval of a majority of the Independent Directors serving on the Parent Board. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.14. Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.15. Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.16. No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17. Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Company or its Subsidiaries shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “MT-XPDB” online data site hosted by Dropbox at https://dropbox.com at least two (2) Business Days prior to the date hereof and was not removed after being included in such online data site and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.18. Non-Survival.

(a) Except for the representations in Section 3.26 and Section 4.23, none of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a claim, suit, action or proceeding against Parent, any Company Equityholder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any their respective representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

(b) This Article IX and the covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.19. Trust Account Waiver. Notwithstanding anything else in this Agreement to the contrary, the Company acknowledges that (a) Parent is a blank check company with the powers and privileges to effect a Business Combination, (b) they have read the prospectus dated December 9, 2021 (the “Prospectus”) and (c) as described therein, substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. The Company further acknowledges and understands that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (ii) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (iii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders and (iv) if Parent holds a stockholder vote to amend the Certificate of Incorporation of Parent to modify the substance or timing of the obligation to redeem 100% of Parent Class A Common Stock if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Parent Class A Common Stock properly tendered in connection with such vote. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Company further acknowledges that, if the Transactions (or, upon termination of this Agreement, another Business Combination) are not consummated by June 14, 2023, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Company, for itself and its affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby irrevocably waive all rights, titles, interests or claims of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

XPDB MERGER SUB, LLC

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

MONTANA TECHNOLOGIES, LLC

By:	/s/ Matt Jore
Name:	Matt Jore
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, charges, grievances, complaints, proceedings, audits, inquiries, investigations or reviews.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Units” means, without duplication, the aggregate number of Company Common Units that are (a) issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the Company Preferred Conversion and the Capital Raise (including the conversion of any Equity Interests issued in such Capital Raise, if any)), plus (b) issuable upon, or subject to, the exercise, exchange or settlement of Company Options or Company Warrants that are outstanding immediately prior to the Effective Time, with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger.

“Aggregate Merger Consideration” means a number of shares of New Parent Common Stock (rounded to the nearest whole share) deliverable to Company Equityholders pursuant to Article II equal to the quotient obtained by dividing (a) the Closing Date Purchase Price by (b) the Base Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the aggregate cash proceeds available for release to Parent or the Company, as applicable, from (a) the Trust Account (after, for the avoidance of doubt, giving effect to any redemptions of shares of Parent Class A Common Stock by stockholders of Parent but before release of any other funds, including in satisfaction of Parent Transaction Expenses and Company Transaction Expenses) plus (b) the aggregate proceeds, if any, actually received by the Company from the Capital Raise.

“Ancillary Agreements” means, collectively, the Sponsor Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

“Annualized EBITDA” means the EBITDA that Parent is expected to receive during the twelve (12) months immediately following the applicable Commission Date solely to the extent primarily attributable to the New Company Production Capacity, as such forecast is calculated in the Parent Board’s sole discretion (and such calculation shall be deemed final and binding for all purposes under Section 2.4 absent manifest error).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the UK Bribery Act of 2010.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Base Share Value” means $10.00

“Battelle” means Battelle SE.

“Battelle License Agreement” means License Agreement Number 530271 by and between Battelle Memorial Institute and Montana Technologies, LLC dated January 19, 2021.

“Business Combination” has the meaning given to such term in the Certificate of Incorporation of Parent.

“Business Combination Deadline” means the date by which Parent must complete an initial Business Combination pursuant to Parent’s Organizational Documents.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Company as of the Closing, measured in accordance with GAAP and absent any effects of the Transactions. For the avoidance of doubt, Cash and Cash Equivalents shall not include restricted cash, any cash overdrafts, issued but uncleared checks or other negative balances.

“Certificate of Incorporation” means the amended and restated certificate of incorporation, dated December 9, 2021, of the Parent.

“Closing Date Purchase Price” means (a) $421,900,000 minus (b) if positive only, the Dilution Factor, plus (c) the implied value of the Equity Interests issued in the Capital Raise assuming the Base Share Value.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other equity or equity-based, incentive, bonus, commission, deferred compensation, retirement, profit sharing, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, Contract, policy, agreement or arrangement, in each case that is maintained, sponsored or contributed to by the Company to provide compensation or other benefits to any current or former officer, director, individual consultant, or employee of the Company or with respect to which the Company has any current or contingent liability or obligation.

“Company Class A Common Units” means the units designated in the Company’s Organizational Documents as Class A Common Units.

“Company Class B Common Units” means the units designated in the Company’s Organizational Documents as Class B Common Units.

“Company Class C Common Units” means the units designated in the Company’s Organizational Documents as Class C Common Units.

“Company Common Units” means, collectively, the Company Class A Common Units, the Company Class B Common Units and the Company Class C Common Units.

“Company Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems.

“Company Equityholders” means the Company Unitholders, the Company Optionholders and the Company Warrantholders.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization) and Section 3.4 (No Subsidiaries).

“Company Operating Agreement” means the Third Amended and Restated Operating Agreement of Montana Technologies LLC, dated as of October 31, 2022, by and among the Members (as defined therein).

“Company Option” means an option to purchase Company Units granted by the Company under the Company Operating Agreement or otherwise that is outstanding immediately prior to the Effective Time.

“Company Optionholder” means a holder of Company Options.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by the Company.

“Company Preferred Units” means, collectively, the Company Series A Preferred Units and the Company Series B Preferred Units.

“Company Product” means the AirJoule device and all versions of and improvements thereto.

“Company Registered Intellectual Property” means all registrations, issuances, and applications for Company Owned Intellectual Property, including any of the foregoing set forth on Section 3.10(a) of the Company Disclosure Schedules.

“Company Series A Preferred Units” means the units designated in the Company’s Organizational Documents as “Series A Preferred Units.”

“Company Series B Preferred Units” means the units designated in the Company’s Organizational Documents as “Series B Preferred Units.”

“Company Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, in each case that is owned, used by or for, or under the control of the Company in the conduct of its business (including any outsourced systems).

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Company and the Company Equityholders (but, with respect to the Company Equityholders, only to the extent the Company is obligated to pay such fees or expenses) in connection with the Transactions, without limitation, any fees and expenses payable under the terms of any management agreement or related to the termination of any Contract with an Affiliate.

“Company Unitholders” means the holders of Company Common Units and Company Preferred Units.

“Company Units” means collectively, the Company Common Units and the Company Preferred Units.

“Company Warrantholder” means a holder of Company Warrants.

“Company Warrants” means all warrants to purchase Company Common Units.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 2, 2021, by and between the Company and Parent.

“Contract” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement (other than standard “click through” licenses or agreements).

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, data security or security breach notification requirements applicable to the Company, the conduct of the applicable business or any of the Company Systems or any Company Data: (i) applicable Laws, (ii) binding and enforceable industry standards applicable to the industry in which the Company’s business operates (including as applicable the Payment Card Industry Data Security Standard (PCI-DSS)), (iii) the Company’s own public-facing data security rules, policies, and procedures, and (iv) contractual obligations by which the Company is bound.

“Dilution Factor” means (a) the implied value of the Equity Interests issued in the Capital Raise assuming the Base Share Value minus (b) the amount of gross cash proceeds actually received by the Company from the Capital Raise.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated in accordance with Parent’s accounting policies and any applicable securities Laws.

“Eligible Equityholders” means the Company Unitholders and the Company Optionholders.

“Environmental Laws” means all Laws relating to public or worker health and safety (to the extent relating to exposure to Hazardous Substances), protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

“Equity Interests” means any share, share capital, capital stock, partnership, membership, or similar interest in any Person (including any stock appreciation right, contingent value right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company is or was, at a relevant time, treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent and the Exchange Agent.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration by (b) the number of Aggregate Fully Diluted Company Common Units.

“Fraud” means actual, knowing and intentional common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties contained in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any multinational, national, federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Hazardous Substance” means any chemical, material, waste or substance that is listed, classified, defined or regulated as a toxic or hazardous substance, waste, pollutant, contaminant, or words of similar meaning or regulatory effect under, or as to which liability or standards of conduct may be imposed pursuant to, Environmental Law, including petroleum and petroleum byproducts, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations, contingent or otherwise (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, prepayment premiums or other fees, costs and expenses thereunder due upon repayment thereof) of such Person, in respect of: (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal of and premium (if any) in respect of obligations evidenced by notes, bonds, debentures, debt securities, mortgages, loans, credit agreements and similar instruments, hedging or swap arrangements or similar Contracts, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn); (d) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course that are not past due), (e) the principal and interest components of capitalized lease obligations under GAAP, (f) all obligations of such Person for the reimbursement of any obligor on any line or letters of credit, bankers’ acceptances, guarantee or similar credit transaction, in each case to the extent drawn upon or claimed against, (g) the principal component of all obligations to pay for earn-out or contingent payments related to acquisitions or investments, (h) all outstanding severance obligations, unfunded or underfunded deferred compensation arrangements and phantom equity arrangements (whether or not accrued), and any unpaid bonus or commission or incentive obligations, plus the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments associated therewith (computed as though all such amounts were payable on the Closing Date), (i) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (j) in respect of dividends declared or distributions payable, (k) any obligations relating to the creation of any Liens on the property of such Person, whether or not the obligations secured thereby have been assumed, (l) all Indebtedness of another Person referred to in clauses (a) through (k) above guaranteed directly or indirectly, jointly or severally, and (m) any prepayment penalties, termination fees, consent or other fees, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) or any other costs, fees or expenses incurred in connection with the repayment, discharge, redemption or assumptions of the Indebtedness described in the foregoing clauses (a) through (l) or otherwise payable as a result of the consummation of the Transactions.

“Intellectual Property” means all intellectual property rights throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (c) copyrights and all works of authorship (whether or not copyrightable); (d) registrations and applications for any of the foregoing; (e) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases and proprietary rights in confidential information; (f) Software; and (g) rights of privacy and publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Matt Jore, Jeff Gutke, Jeromy “JJ” Jenks and Pete McGrail after reasonable inquiry and (b) with respect to Parent, the actual knowledge of Patrick C. Eilers, Theodore J. Bromback, James P. Nygaard, Jr., and John Sexton after reasonable inquiry.

“Law” means any laws, common law, statutes, rules, acts, codes, regulations, ordinances, determinations, executive orders or Orders of, or issued by, Governmental Entities in the United States or in a foreign jurisdiction.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Malicious Code” means any virus, worm, Trojan horse or similar disabling code or program.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations of the Company; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in Laws, regulations, binding decisions of any Governmental Entity or any interpretation thereof, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Company taken with the consent of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Company required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Company operates, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the Transactions or the identity of the Parent Parties in connection with the Transactions, (l) the failure by the Company to take any commercially reasonable action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in the Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company, taken as a whole, relative to other participants in the same business as the Company (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (n) above).

“Net Merger Consideration” means a number of shares of New Parent Common Stock deliverable to the Company Equityholders pursuant to Article II in an aggregate amount equal to the remainder of (a) the Aggregate Merger Consideration minus (b) the Rollover Shares.

“New Parent Class A Common Stock” means, at and after the filing of the A&R Charter, Parent’s Class A common stock, par value $0.0001 per share, with voting power of one (1) vote per share.

“New Parent Class B Common Stock” means, at and after the filing of the A&R Charter, Parent’s Class B common stock, par value $0.0001 per share, with a number of votes per share necessary such that the Company Unitholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of Parent entitled to vote; provided, however, that the number of votes per share shall be at least one (1) vote per share.

“New Parent Common Stock” means, at and after the filing of the A&R Charter, collectively, the New Parent Class A Common Stock and the New Parent Class B Common Stock.

“Order” means any award, order, judgment, decision, determination, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction in the United States or in a foreign jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement and (e) any amendment to any of the foregoing.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (Capitalization).

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations of the Parent Parties taken as a whole; provided, that the term “Parent Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in Laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Parent Parties taken with the consent of the Company pursuant to this Agreement, (d) actions or omissions of the Parent Parties required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Company and its Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Parent Parties operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the Transactions or the identity of the Company in connection with the Transactions, (l) the failure by the Parent Parties to take any commercially reasonable action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, (m) any change or prospective change in any Parent Party’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (f) and (g) shall be included in the term “Parent Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Parent Parties taken as a whole, relative to other participants in the same business as the Parent Parties (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (k) above).

“Parent Material Contract” means a “material contract,” as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since December 9, 2021 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Stockholders” means, collectively, the holders of Parent Class A Common Stock or Parent Class B Common Stock.

“Parent Transaction Expenses” means all out-of-pocket fees, costs and expenses of Parent incurred prior to and through the Closing Date, including any such amounts incurred in connection with the execution of Parent’s initial public offering and the negotiation, preparation, documentation and execution of this Agreement and the other Ancillary Agreements, the performance and compliance with this Agreement and all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions or otherwise related to any Business Combination, including all fees, costs, expenses, brokerage fees, commissions and disbursements of counsel, accountants, advisors (including placement agents, financial advisors and other service providers), consultants of Parent, and deferred underwriting discounts or fees, in each case, to the extent unpaid prior to the Closing.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and (i) for amounts which are not yet due and payable and (ii) for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (d) in the case of Leased Real Property, zoning, building and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business conducted thereon, (e) in the case of Leased Real Property, restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere or would interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or the operation of the business conducted thereon, (f) Liens securing the Indebtedness of the Company to be released on or prior to Closing and (g) in the case of Intellectual Property, non-exclusive licenses that are granted to customers in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium) or that is otherwise protected by the Data Security Requirements.

“Pro Rata Share” means, for each Eligible Equityholder, a percentage determined by dividing (a) the total number of (i) Company Common Units issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion and the conversion of any Equity Interests issued in the Capital Raise, if any) held by such Eligible Equityholder immediately prior to the Effective Time, plus (ii) Company Common Units issuable upon the exercise of Company Options that are outstanding and unexercised and held by such Eligible Equityholder immediately prior to the Effective Time, in each case with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger, by (b) the total number of (i) Company Common Units issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion and the conversion of Equity Interests issued in the Capital Raise, if any) held by all Eligible Equityholders immediately prior to the Effective Time, plus (ii) Company Common Units issuable upon the exercise of Company Options that are outstanding and unexercised and held by all Eligible Equityholders immediately prior to the Effective Time, in each case with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger.

“Purchase Price” means the average price per Company Common Unit (on an as-converted basis) at which the Subscribers purchase Equity Interests in the Capital Raise.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Rollover Shares” means a whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to the product of (a) the number of Company Common Units subject to each of the outstanding Company Options and outstanding Company Warrants in the aggregate as of the Effective Time multiplied by (b) the Exchange Ratio.

“Sanctioned Country” means any country or region or government thereof that is or has in the last five (5) years been the subject or target of Sanctions Laws or a comprehensive embargo under Trade Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the target of Sanctions Laws or restrictions under Trade Control Laws, including: (a) any individual or entity listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including, the U.S. Department of the Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any Person located, organized, or resident in, or a national of, a Sanctioned Country; or (c) any Person that is 50 percent (50%) or greater owned (in the aggregate), directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a) or (b).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, and the European Union.

“Schedules” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation.

“Sponsor” means XPDI Sponsor II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Interests or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any schedules, attachments and all amendments thereto.

“Taxes” means (a) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, escheat, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on minimum, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind in the nature of a tax, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term: ***

A&R Bylaws	Recitals
A&R Charter	Recitals
Acquisition Proposal	Section 5.13(b)
Agreement	Preamble
Capital Raise Cash	Section 5.18(a)
Certificate of Merger	Section 1.2
Change in Recommendation	Section 5.11(b)
Closing	Section 7.1
Closing Date	Section 7.1
Commission Date	Section 2.4(b)
Company	Preamble
Company Adjournment Request	Section 5.11(a)
Company Board	Recitals
Company Closing Certificate	Section 6.3(c)
Company Disclosure Schedules	Article III
Company Intellectual Property	Section 3.10(a)
Company Material Contracts	Section 3.12(a)
Company Preferred Conversion	Recitals
DGCL	Recitals
DLLCA	Recitals
Earnout Expiration Date	Section 2.4(c)
Earnout Stock	Section 2.4(a)
Earnout Stock Payment	Section 2.4(a)
Effective Time	Section 1.2
ESPP	Section 5.16
Exchange Agent Fund	Section 2.2
Expected Annualized EBITDA	Section 2.4(b)
Financial Statements	Section 3.6(a)
Indemnified Persons	Section 5.9(a)
Intended Tax Treatment	Recitals
Interim Balance Sheet	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
IRS	Section 3.16(b)(vi)
Labor Agreement	Section 3.12(a)(viii)
Lease	Section 3.9(c)
Leased Real Properties	Section 3.9(b)
Leased Real Property	Section 3.9(b)
Leases	Section 3.9(c)
Letter of Transmittal	Section 2.3(a)
Lock-Up Agreement	Recitals
Malicious Code	Section 3.10(g)
Material Supplier	Section 3.24
Maximum Earnout Milestone Amount	Section 2.4(a)
Merger	Recitals
Merger Sub	Preamble

New Company Production Capacity	Section 2.4(b)
New Parent Option	Section 2.1
New Parent Warrant	Section 2.1
Nonparty Affiliates	Section 9.16
Non-U.S. Plan	Section 3.16(c)
Offer	Recitals
Omnibus Incentive Plan	Section 5.16
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 5.11(b)
Parent Closing Certificate	Section 6.2(c)
Parent Common Stockholders Meeting	Section 5.11(a)
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Parent Stockholder Approval	Section 4.2
Parent Warrants	Section 4.3(c)
Parties	Preamble
PCAOB Financial Statements	Section 5.15
Prospectus	Section 9.19
Proxy Statement	Section 5.10(b)
Registration Statement	Section 5.10
Related Party Contract	Section 3.21
Released Parties	Section 9.1
Releasors	Section 9.1
Requisite Company Approvals	Section 3.2
Section 16	Section 5.12
Sponsor Support Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals
Surviving Company	Recitals
Threshold Annualized EBITDA	Section 2.4(b)
Trade Control Laws	Section 3.18(a)
Transaction Proposals	Section 5.10(b)
Transfer	Section 2.4(h)
Transfer Taxes	Section 5.8(a)
Triggering Transaction	Section 2.4(f)
Trust Account	Section 4.17(a)
Trust Agreement	Section 4.17(a)
Trust Amount	Section 4.17(a)
Trustee	Section 4.17(a)
WARN Act	Section 5.1(b)(xiii)